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                                                                     EXHIBIT 5.1

                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                                   Suite 400
                            Washington, D.C. 20036
                                (202) 887-4000
                              Fax (202) 887-4288

                  Writer's Direct Dial Number (202) 887-4000


                                May 10, 2000

Xceed Inc.
488 Madison Avenue
3rd Floor
New York, New York 10022

Ladies and Gentlemen:

     We have acted as counsel to Xceed Inc., a Delaware corporation (the "Company"), in connection with the registration of 3,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, pursuant to the registration statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended. The Registration Statement relates to the shares of Common Stock issuable to employees of the Company pursuant to the Xceed Inc. Millennium Stock Option Plan (the "Plan").

     In our opinion, the Common Stock to be registered under the Registration Statement has been duly authorized for issuance by the Company, and upon issuance and delivery in accordance with the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.